 EXHIBIT 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages To Delay Filing of 2005 Form 10-K

    CONCORD, NEW HAMPSHIRE, March 31, 2006 . . . Rock of Ages Corporation (NASDAQ/NMS:ROAC) today announced that it will delay the filing of its annual report on Form 10-K for the year ended December 31, 2005.

    The Company and its Audit Committee were recently advised that the Company's historical classification of certain freight costs related to granite block sales to customers appeared to be inconsistent with EITF 00-10: "Accounting for Shipping and Handling Fees and Costs"  issued by the Emerging Issues Task Force of the Financial Accounting Standards Board. The Company's long-standing practice with respect to granite block sales, primarily to customers outside North America, has been to arrange, in cooperation with the customer, the freight, shipping and handling by third parties  to  the customer's designated destination, and  to bill its customers for the granite blocks FOB quarry and these freight costs. The Company then pays these freight charges, and that cost of freight has always been accounted for by the Company as a reduction in revenues. Under EITF 00-10, the full amount billed to the customer, including these freight charges, should be included in revenues and the corresponding cost of freight paid by the Company should be included, as a matter of accounting policy, in either cost of goods sold or as an expense item.

    The overall impact of reclassifying these freight charges would be to increase both reported quarry revenues by the amount of these freight charges and cost of goods sold (or expenses) by the same amount and, therefore, would  have no effect on previously reported gross profit, operating income, net income (loss), earnings (loss) per share or cash flows.

    The Company and the Audit Committee of the Company's Board of Directors are currently evaluating this matter to determine the proper accounting treatment of these costs.   Pending this evaluation, the Company's filing of its annual report on Form 10-K will be delayed.  Accordingly, the Company today filed a Form 12b-25 extending for 15 days the deadline for filing its Form 10-K for its 2005 fiscal year.

About Rock of Ages

    Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management. These statements are not guarantees of future performance or events and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the substance and timing of final determinations as to how, and for what prior periods (in addition to 2005), the reclassification of certain freight costs should be reflected in the Company's financial statements, the impact of such reclassification, and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Quarterly Report on Form 10-Q for the quarter ended October 1, 2005.  Such forward looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.